Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2010, with respect to the consolidated financial statements of Gafisa S.A. as of and for the year ended December 31, 2009, and internal control over financial reporting as of December 31, 2009, included in the Annual Report of Gafisa S.A. on Form 20-F for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of Gafisa S.A. on Form F-3 (File No. 333-159803, effective June 5, 2009).

/s/ Terco Grant Thornton Auditores Independentes
São Paulo, SP, Brazil
March  10, 2010